For Immediate Release
Contact:	Jerry Daly Daly Gray Public Relations jerry@dalygray.com	Dennis Craven Chief Financial Officer dcraven@cl-trust.com

	(703) 435-6293	(561) 227-1386

Chatham Lodging Acquires Downtown Waterfront Hampton Inn — Portland, Maine

PALM BEACH, Fla./PORTLAND, Maine, January 8, 2013—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on upscale extended-stay hotels and premium branded select-service hotels, today announced that it has acquired the recently opened Hampton Inn Portland Downtown – Waterfront Hotel in Portland, Maine for $28 million. The purchase price includes an adjacent land parcel which can be sold or used for future development of a hotel, office, retail or residential units. The company funded the acquisition with borrowings under its secured revolving credit facility.

The six-story, 122-room hotel is located at 209 Fore Street on the downtown Portland peninsula. The hotel is located in the Old Port district and offers ready access to downtown Portland’s waterfront, historical attractions, boutiques, many restaurants and bars. The hotel is the #1 rated hotel on TripAdvisor for the Portland market, which is one of the top travel destinations in New England.

“This is a tremendous asset in the heart of a downtown New England market that fits in exactly with our strategy of acquiring premium branded, upscale extended-stay and select-service hotels in high demand markets,” said Jeffrey H. Fisher, Chatham’s chief executive officer.  “The hotel is great for leisure travelers due to its location, and with its high quality Hampton brand affiliation, maintains a strong business traveler presence throughout the year. The hotel is performing strongly and continues to ramp up.”

The recently constructed hotel opened in August 2011. The ground floor of the hotel includes the separately-owned and operated Sebago Brewing Company. The hotel will be managed by Island Hospitality Management, a hotel management company 90 percent-owned by Mr. Fisher.

“We were able to source this deal privately and directly without the involvement of any third parties,” commented Peter Willis, chief investment officer. “Our network of contacts is extensive and we have an active pipeline.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company currently owns 19 hotels with an aggregate of 2,536 rooms/suites in 11 states and the District of Columbia and holds a minority investment in a joint venture that owns 55 hotels with an aggregate of 7,282 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including statements regarding future plans, strategies, performance, acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.